Exhibit 99.1

Allos Therapeutics Announces Withdrawal of European Marketing Authorization Application for REVAPROXYN™

Westminster, CO, October 11, 2005 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced that it has withdrawn its European Marketing Authorization Application (MAA) for its investigational radiation sensitizer REVAPROXYN™ (efaproxiral, EFAPROXYN™ in the United States) for use as an adjunct to whole brain radiation therapy (WBRT) for the treatment of patients with brain metastases originating from breast cancer.   The Company made this decision as a result of the Rapporteurs’ Day 180 Joint Assessment Report, which concluded that the current data package was not sufficient to support approval.  The MAA was based upon the results of the Company’s Phase 3 REACH trial, which demonstrated a statistically significant survival benefit in patients with brain metastases originating from breast cancer, a subgroup of patients that was not prospectively defined as an intent-to-treat subgroup.

“We are disappointed that withdrawal of the MAA is necessary at this time,” said Michael E. Hart, President and Chief Executive Officer of Allos.  “However, we were able to address many of the CHMP’s questions and concerns regarding REVAPROXYN and believe that our on-going ENRICH trial, if positive, together with other supporting data, should allow us to address the CHMP’s remaining concerns and provide the additional data necessary to support the future approval of REVAPROXYN for marketing in Europe.  Furthermore, the withdrawal of the MAA in Europe does not affect the status of our New Drug Application for EFAPROXYN in the United States and we remain committed to completing the ENRICH study as expeditiously as possible.”

In June 2004, the Company received an approvable letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application to market EFAPROXYN for the treatment of patients with brain metastases originating from breast cancer.  The key contingency identified in the approvable letter is the successful completion of an additional clinical trial providing sufficient evidence to confirm the positive survival benefit observed in the breast cancer subset in the Phase 3 REACH trial.  The Company’s on-going ENRICH trial, initiated in February 2004, is designed to generate data that, if positive, would satisfy FDA’s requirement for confirmation of the REACH trial results.  The ENRICH study currently has more than 100 out of 125 planned investigative sites open for enrollment.  The Company currently expects to complete patient enrollment in this trial in the second half of 2006 and report preliminary results approximately six months thereafter.

About EFAPROXYN

EFAPROXYN is the first synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy. By increasing tumor oxygenation, the Company believes that EFAPROXYN has the potential to enhance the efficacy of standard radiation therapy.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, EFAPROXYN, is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, visit the Company’s web site at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential for the ENRICH trial to provide the additional data necessary to support approval of REVAPROXYN for marketing in Europe; our projected timelines for completion of enrollment and announcement of the results of the ENRICH trial, the potential safety and efficacy of EFAPROXYN, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that we may experience difficulties or delays in the ENRICH trial, whether caused by adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that the results of the ENRICH trial and other supporting information may not be sufficient to support the approval of REVAPROXYN by the European Medicines Agency, the FDA, or any other regulatory authority; and risks related to the regulatory approval process in general.  In particular, there can be no assurance that the data generated by the ENRICH trial will demonstrate a statistically significant survival benefit or that we will be able to satisfactorily address questions and concerns raised by any regulatory agency.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Contact:

Jennifer Neiman

Manager, Corporate Communications

720-540-5227

jneiman@allos.com